Exhibit 1

DELL’S OFFER TO BUY DVMT SHARES AT A 42% DISCOUNT: An Insult DVMT Shareholders Should Reject! November 2018 Prepared by Icahn Capital L.P.

Disclaimer

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES (TOGETHER THE "PARTICIPANTS") FROM THE CLASS V STOCKHOLDERS OF DELL TECHNOLOGIES INC. FOR USE AT A SPECIAL MEETING OF STOCKHOLDERS OF DELL TECHNOLOGIES INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV, OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT DVMT@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL TECHNOLOGIES INC.

IMPORTANT DISCLOSURE INFORMATION

THIS PRESENTATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SECURITIES OF DELL TECHNOLOGIES INC. AND VMWARE, INC. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. THE ACTUAL PERFORMANCE AND RESULTS OF DELL TECHNOLOGIES INC. AND/OR VMWARE, INC. MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR LONG POSITIONS, OR INCREASE OUR LONG EXPOSURE BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING DELL TECHNOLOGIES, INC. AND/OR VMWARE, INC. WITHOUT UPDATING THIS PRESENTATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE LAW).

THE INFORMATION CONTAINED ABOVE IS NOT AND SHOULD NOT BE CONSTRUED AS INVESTMENT ADVICE AND DOES NOT PURPORT TO BE AND DOES NOT EXPRESS ANY OPINION AS TO THE PRICE AT WHICH THE SECURITIES OF DELL TECHNOLOGIES INC. OR VMWARE, INC. MAY TRADE AT ANY TIME. THE INFORMATION AND OPINIONS PROVIDED ABOVE SHOULD NOT BE TAKEN AS SPECIFIC ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. INVESTORS SHOULD MAKE THEIR OWN DECISIONS REGARDING DELL TECHNOLOGIES INC. AND VMWARE, INC. AND THEIR PROSPECTS BASED ON SUCH INVESTORS' OWN REVIEW OF PUBLICALLY AVAILABLE INFORMATION AND SHOULD NOT RELY ON THE INFORMATION CONTAINED ABOVE. NEITHER CARL C. ICAHN NOR ANY OF HIS AFFILIATES ACCEPTS ANY LIABILITY WHATSOEVER FOR ANY DIRECT OR CONSEQUENTIAL LOSS HOWSOEVER ARISING, DIRECTLY OR INDIRECTLY, FROM ANY USE OF THE INFORMATION CONTAINED ABOVE.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this presentation are forward-looking statements including, but not limited to, statements that are predictions of or indications of future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward- looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this presentation include, among other things, the factors identified under the sections entitled "Risk Factors" in Dell Technologies Inc.'s and VMware, Inc.'s Annual Reports on Form 10-K for the year ended February 2, 2018 as well as the factors identified in Dell Technologies Inc's and VMware, Inc.'s other public filings. Such forward-looking statements should therefore be considered in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

DELL Technologies 2 ICAHN CAPITAL L.P.

ICAHN CAPITAL L.P. 3 SUMMARY 4 TRANSACTION PROPOSAL 5 SITUATION REVIEW 7 SOWING FEAR 11 THE ABSURD IPO THREAT 12 DELL’S OVERVALUATION OF ITS CLASS C SHARES 13 LEGAL HURDLES FOR DELL’S CONTROLLING SHAREHOLDERS 15 THE EMPTY “STATUS QUO” THREAT 16 VMWARE’S TRUE VALUE 17 THE PATH FORWARD 18 ABOUT US 19 Table of Contents

ICAHN CAPITAL L.P. 4 Dell wants to buy your DVMT shares for $109: It’s an insulting offer that shareholders should reject! Two years ago Dell and its bankers disclosed that the DVMT tracker would trade at no more than a 5 to 10% discount to VMW shares. 1 But now they are recommending we accept only $109 per share while VMware shares sell at $152 2 . More importantly, the $109 they are offering is not actually $109 because DVMT shareholders would have to take Dell stock that is being highly overvalued in Dell’s calculation. By our calculation, the value they are offering is only $90, a 42% discount by our math. See slide 6. If Dell’s deal is allowed to happen, instead of owning credible and highly desirable VMware, we will own vastly inferior and over - levered Dell. To even consider accepting such an uneven and undesirable trade, DVMT shareholders would have to be offered a PREMIUM over the current VMware price , not a discount. Your vote is important. Vote AGAINST the Michael Dell/Silver Lake buyout scheme today! Summary 1. As disclosed in EMC’s Definitive Proxy Statement dated June 6, 2016. 2. VMware closing price as of November 8, 2018.

ICAHN CAPITAL L.P. 5 • On July 2, 2018 Dell agreed to purchase all of the outstanding DVMT shares for a theoretical price of $109 per share, in cash and newly issued Class C Common shares of Dell, subject to a $9 billion cash cap. • Although Dell claims the $109 offer represents a 29% premium to DVMT’s closing price prior to the announcement, they fail to highlight that the $109 is a 27% discount to the true economic value of the shares. 1 But in reality, their offer is much worse than only a 27% discount because it is only partially payable in cash and the $109 figure relies on the embedded assumption that Dell will trade for $79.77 following the exchange – a wildly optimistic assumption for a company whose core business faces secular headwinds and whose controlling shareholders have a demonstrated track - record of pernicious governance. • To achieve their valuation, Dell has used great imagination and financial engineering. For example, in coming up with their $109, Dell has used magical accounting to convert the tracking stock they are buying from us, which now trades at $99 2 , to the VMware price of $152 2 , thus capturing an incremental value of approximately $10 billion for their offer simply by waiving a magic wand. • As recently as April 3, 2018, Dell had an independent firm value its Class C Common shares at only $49.28 per share for the purpose of equity awards and repurchases. Going back less than a year, on September 13, 2017 Dell valued the shares at $32.70 in a tender offer to purchase Class C shares 3 . They are now hoodwinking DVMT shareholders by offering the same shares, valued at $79.77, as currency to buy your stock. Transaction Proposal 1. Premium stated in Dell’s S - 4/A filed on October 19, 2018. Discount based on DVMT shares economic ownership of 1.014 VMW shares a nd market prices as of June 29, 2018. 2. DVMT and VMW prices as of close on November 8, 2019. 3. $49.28 and $32.70 Class C Common valuations from Dell’s S - 4/A dated October 19, 2018 and Dell’s Tender Offer Statement Schedule TO dated October 17, 2017, respectively.

ICAHN CAPITAL L.P. 6 Value to DVMT Shares Our Value Dell's Value Difference Dell Equity Value $5,102 $17,500 ($12,398) + VMware Value $35,095 $41,288 ($6,193) + Pivotal Value $1,949 $2,293 ($344) + Secureworks Value $1,080 $1,271 ($191) = Consolidated Dell Value $43,227 $62,353 ($19,126) Pro forma DVMT Ownership 20.6% 20.6% 20.6% = Equity value received per share $44.74 $64.54 ($19.80) + Cash received per share $45.15 $45.15 $0.00 Value to DVMT for VMW Shares $89.89 $109.68 ($19.80) • As shown below, we believe the Dell offer they claim is worth $109 is worth only $90 per share, a 42% discount to DVMT’s intrinsic value! Transaction Proposal Dell Equity Value Dell Subsidiaries Dell VMware Pivotal (1) Secureworks Core Dell EBITDA $7,000 Market Cap (2) $61,985 $4,587 $1,478 Multiple 5.0x Minus Cash Dividend ($11,000) Core Dell EV $35,000 PF Market Cap $50,985 - Dell Net Debt ($29,898) % Owned by Dell 81% 50% 86% Dell Equity Value $5,102 PF Market Val owned $41,288 $2,293 $1,271 % Conglomerate discount 15.0% 15.0% 15.0% PF Market Val owned less disc. $35,095 $1,949 $1,080 (1) PVTL 50% excludes amount owned through VMware (VMware owns ~15% of PVTL). (2) Closing prices as of Novembet 8, 2018.

ICAHN CAPITAL L.P. 7 • On July 2, 2018 Dell Technologies (“Dell” or the “Company”) announced a merger agreement (the “Merger”) to repurchase all of the public Class V Common stock of the Company (“DVMT” or the “tracking stock”) formerly issued in conjunction with Dell’s acquisition of EMC Corporation (“EMC”) in 2016. • We believe the transaction is an opportunistic scheme designed to indirectly transfer ~$11 billion of value from the tracking stock shareholders to the existing Class A and Class B stockholders, including Michael Dell and Silver Lake Partners. 1 • By our math, the stated offer price of $109 per share is in reality closer to $90 2 per share, a 42% discount to the current value of DVMT of $154 3 as implied by the public markets. • Although Dell and its advisors have repeatedly referenced conducting an IPO instead of the Merger, which all shareholders know could be followed by a forced conversion of DVMT into Dell stock, these are scare tactics and should be dismissed. • In reality, Michael Dell and Silver Lake are stuck between a “rock and a hard place.” IPO’ing the Company and forcing a conversion of DVMT creates massive uncertainty and substantial litigation. On the other hand, simply doing nothing perpetuates and worsens an unsustainable capital structure that is essentially “uninvestable.” • The only viable paths forward are to significantly improve the offer price to one that is fair, or for the proposed transaction to be voted down by a wide margin. Situation Review 1. Based on DVMT and VMware closing prices on October 23, 2018. The ratio of DVMT shares to VMware shares is 1.014 due to repurc has es as detailed in Dell’s 2018 Fiscal Year 10K filed March 29, 2018, third quarter 2019 Fiscal Year 10Q filed September 11, 2018 and S - 4/A filed on October 19, 2018. 2. Implied value per share calculation on page 6. 3. Based on the closing price of VMware as of November 8, 2018 multiplied by 1.014 (ratio of DVMT shares to those tracked). Due to these and other reasons described herein, VOTE AGAINST Michael Dell and Silver Lake’s self - serving buyout offer.

Situation Review

- Following their 2013 going-private transaction, in 2015 Dell's controlling stockholders devised a plan to purchase EMC Corp., a rising data infrastructure and software company, in an effort to offset the slow demise of Dell's legacy hardware business.
- To fund the massive $64 billion acquisition, Dell offered EMC shareholders a tracking stock to cover $10 billion of the purchase price, initially intended to track 65% of the economics of VMware, a high growth subsidiary of EMC at the forefront of cloud, networking and security infrastructure software.
- Despite Dell's and its investment bankers' assumption that DVMT would trade within 5-10% of VMW, since its first trading day, DVMT has traded on average 35% below VMW due to an atrocious governance structure put in place by Michael Dell and Silver Lake.[1]



DVMT Price Discount vs VMW
50%
45%
40%
35%
30%
25%
Dell Board approves $1bn DVMT repurchase program 9/7/16
Dell reports operating loss of $1.5bn on integration issues, minimal core business growth 12/8/16
Dell Board approves $0.3bn DVMT repurchase program 3/27/17
Dell CFO mentions cost inflation as "headwind," Dell reports $1.5bn operating loss 6/8/17
Dell Board approves $0.3bn DVMT repurchase program 8/18/17
Dell announces offer to acquire DVMT shares for theoretical $109 per share 7/2/18
Icahn releases letter opposing transaction 10/15/18
Average = 35%
Dell Board approves $0.9bn DVMT repurchase program 12/13/16
Dell operating loss improves to $0.9bn on strong VMW results 9/7/17
Dell files 13D announcing potential IPO or maintain "Status Quo" 2/2/18
Peter Schoenfeld Asset Mgmt. files letter opposing transaction 9/27/18
9/7/2016
10/7/2016
11/7/2016
12/7/2016
1/7/2017
2/7/2017
3/7/2017
4/7/2017
5/7/2017
6/7/2017
7/7/2017
8/7/2017
9/7/2017
10/7/2017
11/7/2017
12/7/2017
1/7/2018
2/7/2018
3/7/2018
4/7/2018
5/7/2018
6/7/2018
7/7/2018
8/7/2018
9/7/2018
10/7/2018

1. Discount calculated from first day of trading on August 17, 2016 through October 24, 2018. Investment banker's assumptions as disclosed in EMC's Definitive Proxy Statement dated June 6, 2016.

DELL Technologies 8 ICAHN CAPITAL L.P.

Situation Review

- On the **<u>same day</u>** as the closing of the EMC acquisition, when the board should have been laser-focused on creating value for all Dell shareholders, including DVMT shareholders, Dell's board instead approved a $1 billion repurchase program to begin locking in value rightfully belonging to DVMT shareholders implying they knew the DVMT shares would trade at a discount.
- Through discounted repurchases of DVMT shares funded through sales of VMW shares, the existing shareholders (other than tracking stock shareholders), including Dell and Silver Lake, have already indirectly captured an estimated $650-700 million of value.[1]
- Dell is now proposing a transaction to repurchase all DVMT shares, a massive transfer of approximately $11 billion that would indirectly benefit Dell's controlling stockholders, Michael Dell and Silver Lake, at the expense of DVMT shareholders.

<u>Timeline of Dell's Opportunistic Scheme</u>



Michael Dell and Silver Lake close the Dell take-private transaction 10/29/13
After going private Dell's core business continues to deteriorate. From 2013FY through 2015FY non-gaap operating income and earnings fall by 44% and 65%, respectively.
EMC acquisition closes & DVMT begins trading 9/7/16
Dell board immediately approves $1bn DVMT repurchase program 9/7/16
"What you have seen us do, quite frankly, is be a bit opportunistic around that DVMT stock" – Dell CFO, 12/8/16
Dell announces it is pursuing strategic alternatives 2/2/18
Dell reveals plan to repurchase all DVMT shares 7/2/18
2013
2014
2015
2016
2017
2018
As Dell's hardware business deteriorated, VMware enjoyed huge success. From 2013CY through 2015CY revenue and non-gaap operating income grew by 28% and 19%, respectively.
Dell announces bid for EMC Corp. 10/12/15
Dell enters agreement to sell VMW shares back to VMware 12/15/16
"We believe that the tracking stock will provide an opportunity for previous EMC shareholders to continue to benefit from the performance of VMware" – Dell CFO, 9/7/16
"we use those proceeds [from VMW sales] to then buy DVMT [which] has been very good." Dell Investor Relations, 6/20/17
Vote scheduled for proposed transaction 12/11/18

1. Estimate based on publicly disclosed repurchases of DVMT shares as disclosed in FY 2018 10K filed March 29, 2018 and Wells Fargo Securities research report dated February 28, 2018. Assumes VMW Class A shares sold back to VMware over same periods DVMT Common shares repurchased to derive approximate value accretion to Dell.

DELL Technologies 9 ICAHN CAPITAL L.P.

Situation Review

- Although most tracking stocks tend to trade within a ~10-15% discount to their underlying asset[1], DVMT has traded at a significantly wider discount due to the **convoluted capital structure, horrendous corporate governance** terms created by Michael Dell and Silver Lake and **Dell's massive leverage**.
- We believe this structure was an attempt to create a wide discount between DVMT and VMW, and it should be noted, it was very successful.

Convoluted Capital Structure

Although the Class V common shares are designed to track 61% of Dell's 81% economic interest in VMW, they have only ~4% voting power, are exposed to minimal governance rights at Dell, and are burdened by significant credit risk of the over-levered core Dell business.



3.9% (Economic)
24% (Economic)
72% (Economic)
Class A Common (Michael Dell and Affiliates)
Class B Common (Silver Lake Partners)
Class C Common (Temasek Holdings)
Class V Common (Tracking Stock)
72% (Vote)
24% (V)
0.4% (V)
3.5% (V)
Dell Technologies
61% (Economic)
DHI Group Class A, B and C
39% (Econ.)
Class V Group 39% Dell 61% DVMT
Public
100% (Econ.)
81% (Econ.)
19% (Econ.)
Dell Assets
VMW

Governance Low-lights

- ***Forced conversion.*** Following an IPO of its Class C shares, Dell may be able to force the conversion of DVMT shares into Class C shares (including a premium depending upon timing).
- ***Dividend restrictions.*** If VMware were to pay a dividend, Dell is under no obligation to distribute the cash to DVMT shareholders. With the approval of the Capital Stock Committee ("CSC") Dell may even reallocate those funds!
- ***Substitute VMW shares.*** With approval of the CSC, Dell has the right to substitute the VMW shares held within the Class V group with other assets of similar value, whether or not DVMT owners agree. This could potentially result in the delisting of DVMT due to NYSE rules[2].
- ***Capital Stock Committee.*** A committee of three independent members of Dell's board (who maintain minimal liability under Dell's Charter) is the only group deemed to represent the rights of DVMT shareholders.

1. Wells Fargo equity research dated February 28, 2018 showed 11 tracking stocks traded at an average discount of 13.6% over a recent 3.5 year period with a standard deviation of 6.3%.
2. NYSE rules state that to maintain listing "Equity Investment Tracking Stocks" must own at least 50% of the economic and voting interest of the stock for which they track.

Dell Technologies 10 ICAHN CAPITAL L.P.

ICAHN CAPITAL L.P. 11 $10,000 $15,000 $20,000 $25,000 $30,000 $35,000 Total Market Value Discount ($mm) VMW Owned Shares Value DVMT Market Value $5.5 bn 9/9/16 $ 7bn 8/31/17 $ 10bn 3/15/18 $ 11bn 10/23/18 • For much of 2018, Dell has pursued a campaign of fear - mongering, pressuring DVMT’s price by implying they will either (a)act upon the atrocious governance rights by IPO’ing Dell’s Class C shares and forcing DVMT shares to convert, or (b)simply maintaining the status quo, indefinitely denying DVMT stockholders their true value. • During the first year following DVMT’s IPO, the total dollar discount between DVMT’s market capitalization and the market value of the VMW shares to which they are economically linked was about ~$5.5 to $6 billion. • Interestingly, after the first reported meeting between Michael Dell and Egon Durban (Dell director and Partner of Silver Lake) in which they spoke of, among other things: (1)A potential Class C IPO, (2)A combination of Dell and VMware in which public VMW shares and DVMT shares would be converted to Class C shares, and (3)A large scale joint repurchase program between Dell and VMware 1 , the discount began rising, increasing by nearly $1 billion over the next three weeks. Sowing Fear 1. Dell Technologies’ S - 4/A filing dated October 19, 2018. 2. Dell Technologies’ 8K press release dated February 2, 2018. Emphasis added. 3. Comments from Dell’s CFO during Dell Technologies’ earnings call on March 13, 2017. Emphasis added. • On February 2, 2018, Michael Dell and Silver Lake made their threats explicit by announcing a strategic review of the business, shamelessly adding to their press release “we do this from a position of strength ” – a subtle but clear message to DVMT shareholders 2 . • Even worse, Dell’s CFO audaciously boasts about “ opportunistic opportunities in the market to take advantage of the discount between the two securities” all at the expense of DVMT shareholders 3 .

ICAHN CAPITAL L.P. 12 • Although Dell continues to push the idea of a potential IPO of Class C shares, the reality of the situation is much different. • Unfortunately for Dell, any normal IPO of Class C shares would almost certainly trade at a severe discount to the numbers they wish you to believe. • Ultimately the forced conversion would result in DVMT shareholders owning a far greater percentage of the proforma company than either Michael Dell or Silver Lake would accept, making such a strategy dubious at best. • Michael Dell and Silver Lake knows this, which is why they have their investment bankers telling the public that it might complete a “skinny IPO” in which few Class C shares are sold in order to create an artificially high price for the stock. • But Dell also knows that any attempt to manipulate the IPO process will be met by us with immediate litigation. The Absurd IPO Threat Dell IPO Would Undoubtedly Include: 1. A Massive Governance Discount on limited shareholder protections and majority shareholders with a polluted track - record. 2. A Conglomerate Discount for partially owned assets and a complex corporate structure. 3. An Unmeasurable Dilution Overhang due to the roughly $20 billion in imminently possible forced conversion of DVMT shares. We believe that a forced conversion of DVMT shares in conjunction with a Dell IPO could result in irreparable damage to DVMT shareholders, could be seen as retaliatory by the courts, and could ultimately result in either an injunction or substantial damages against Dell and its owners.

Dell's Overvaluation of its Class C Shares

- Dell's core business has historically been comprised of PC sales, which still make up an estimated 50% of overall revenues.[1]
- But more recently the PC industry has become commoditized due to the rise of low-cost global players and increasing competition. Worldwide units have fallen by 29% since peaking in 2011 per Gartner.
- Setting aside governance, corporate complexity, over-leverage and other issues, Dell's core business is facing secular headwinds and would very likely trade poorly in an IPO.
- Even **Dell's own board valued the Class C common stock at only $33.17 per share**[2] for valuing severance of a terminated employee as recently as February 2, 2018, a 58% discount to their new forecast!
- Further, prior to its acquisition, EMC's core business traded at an implied forward EBITDA multiple of ~4.5x **implying the core Dell business is worth just $1.6 billion.**[3]
- Unsurprisingly, DVMT's current trading price implies an IPO price almost 30% below that used by Dell in its forecasts.



No Growth in Sight for Stagnant PC Market
Estimated worldwide PC shipments
+14%
272m
+7%
291m
+6%
308m
+14%
351m
+4%
365m
-4%
351m
-10%
316m
-1%
314m
-8%
288m
-6%
270m
-3%
262m
-1%
260m
+1%
263m
0
262m
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018*
2019*
2020*
* Gartner forecast as of July 2018
@StatistaCharts
Source: Gartner
statista

DVMT's Current Trading Value Suggests Management is Highly Overstating Dell's IPO Price

Dell Equity Value	
DVMT Price[(1)]	$90.39
- Cash component of deal	($45.15)
Implied Equity component of offer	$45.24
Equity as % of Consideration	*58.6%*
Implied PF Class C Shares value	$77.23
Exchange ratio	1.3665
Implied price of Dell Class C Shares	**$56.52**
	vs
Management Claimed Class C price	**$79.77**

(1)As of October 31, 2018.

1. Per Dell's 2018FY 10K, Client Solutions net revenues largely rely on PC sales. Trailing twelve months Q2 2019FY Client Solutions Group net revenues were ~50% of total net revenues.
2. Dell Technologies Proxy statement dated May 15, 2018.
3. Implied core EMC multiple per Jefferies research report dated October 19, 2015. Dell core value based on Dell core EBITDA of $7 billion less Dell core net debt of ~$29.9 billion.

DELL Technologies 13 ICAHN CAPITAL L.P.

Dell's Overvaluation of its Class C Shares (Cont'd)

While DVMT continues to trade at a <u>~35% discount</u> to the VMware shares they are supposed to track, Michael Dell and Silver Lake are proposing a conversion ratio that values Dell using the <u>full value of those same VMW shares.</u>

In other words, not only does Dell want to acquire your DVMT shares at a 30% discount, but incredulously, they also want to pay for it by using Dell equity at an inflated valuation that assumes the full economic value of the VMW shares!

<u>The Majority's View:</u>

"A full 87% of [Deutsche Bank conference] attendees believed that if the vote were to occur today, Dell's existing bid would be voted down"

Deutsche Bank Securities research October 21, 2018

"In many ways, the IPO alternative seems suboptimal for both sides"

Institutional Shareholder Services Inc., research note October 5, 2018

"The Biggest Winner of Dell's Public-Market Return? Michael Dell"

Bloomberg Deals, July 2, 2018

DELL Technologies
14
ICAHN CAPITAL L.P.

ICAHN CAPITAL L.P. 15 • By approving such a transaction, we believe that Dell’s independent directors must have been misinformed by Dell or Silver Lake’s advisors, or otherwise unquestionably they breached their fiduciary duties to DVMT’s shareholders. • Assuming Dell loses the December 11 vote, if Dell were then to attempt an IPO and forced conversion of DVMT shares, certainly causing DVMT shareholders irreparable harm, we believe applicable law will allow shareholders to pursue an injunction and/or substantial damages. • The Delaware courts are clear that controlling stockholder transactions must be reviewed under the stringent entire fairness standard, not business judgment , unless certain procedural safeguards are satisfied. Even if Dell obtains the shareholder vote, given the threatening tactics used in solicitation of the vote, we do not believe the vote will shield the controlling shareholders from entire fairness litigation. • The merger transaction requires the approval of the majority of the outstanding DVMT shares. This was the same threshold required in Dell’s going - private transaction, but then at the 11th hour, Dell changed the vote to the easier standard of majority of those voting. Luckily, Delaware law has evolved since 2013 and if Dell tries this trick again, we believe the transaction will be subject to entire fairness. • If Dell tries to force an IPO conversion we believe the Board must treat such a transaction as a conflicted controlling stockholder transaction and obtain protections for the DVMT stockholders, otherwise the Board’s decisions will be reviewed under the entire fairness standard. • Against the backdrop of DVMT stockholders rejecting the proposed DVMT merger transaction, we believe it will be very difficult not to conclude that the forced IPO conversion was pursued in retaliation against DVMT stockholders. • Suffice it to say, we reiterate that we believe the threat of a forced IPO conversion is empty, no matter what Michael Dell and Silver Lake claim. Legal Hurdles for Dell’s Controlling Shareholders

ICAHN CAPITAL L.P. 16 Dell Is Significantly Over-levered Implied Price of Dell Shares (1) $56.52 Dell Class A-D Shares 569.0 Implied Dell Market Cap $32,161 TTM (2) Dell Total Debt $46,303 Dell Net Debt $41,787 Core Dell EBITDA $6,906 Core Dell Free Cash Flow $2,981 Leverage Ratios Debt / Implied Market Equity 144.0% Debt / Implied Capitalization 59.0% Debt / EBITDA 6.7x Net Debt / EBITDA 6.1x Net Debt / FCF 14.0x EBITDA - Capex / Interest 2.8x (1)Based on market price of DVMT shares, see analysis on page 13 (2)TTM Core Dell EBITDA and Free Cash Flow as of Q1 2018FY as stated in Dell Technologies July 2, 2018 investor presentation. • Dell’s second threat, to essentially do nothing and keep DVMT stockholders from realizing their true value, is equally without merit simply because Dell is not in a financial position to do so, and destroys value for its controlling shareholders with every day that goes by. • The extended global recovery of recent years has allowed Dell to portray a turnaround story, but the Company’s core hardware business is admittedly cyclical. Although Michael Dell likes to paint a picture of financial opportunity, the PC/peripheral hardware business has in effect become commoditized. Dell faces stiff competition from low - cost providers without having any competitive advantage. The Empty “Status Quo” Threat • Dell is really just an over - levered secularly challenged business facing massive competitive threats. The next downturn could significantly impair the company’s cash flow and with over $2 billion in annual interest payments 1 , it is unclear whether its equity holders would even weather the storm. • As such, it is no surprise that Dell’s controlling shareholders are desperately trying to get access to VMware’s pristine balance sheet and steady stream of free cash flow. Dell’s Core Business in Management’s Words: “Given current market trends, we expect that the demand environment will continue to be cyclical and that competitive dynamics will continue to pressure our CSG business.” – Dell Q2 2019FY 10Q. “There is a risk that Dell Technologies’ competitors may provide products that are less costly, perform better or include additional features that are not available with Dell Technologies’ products.” – Dell Q2 2019FY 10Q. “It's a tough market. It's a challenging market. It's a cyclical market.” – Dell CFO comments, Deutsche Bank Conference Sept, 2016. 1. Dell trailing twelve months interest expense as of Q2 2019FY, excluding VMware and DFS.

VMware's True Value

- Unlike the decaying business of PC hardware, VMware is at the forefront of the rapidly growing cloud infrastructure and business mobility software space.
- We believe that at VMware's current trading price the market is underappreciating VMW's true earnings power as the uptake and ever increasing complexity of the cloud-native world will drive sustainable long-term growth.
- Based on IBM's recent offer for Red Hat, a deal we believe should have a comparable valuation to a future VMWare deal, VMW should be worth $300 per share.[1]
- Simply using the 2023E forecasts provided by Dell management[2], it is easy to see how VMware could be worth upwards of $250 per share in just a few years.

VMware Valuation			
($ in mm's)	Low	High	Average
FY 2023E EBITDA[(1)]	$4,800	$4,800	$4,800
NTM Peer Multiples	15.0x	24.0x	19.5x
Enterprise Value	**$72,000**	**$115,200**	**$93,600**
+ Net Cash	$9,300	$9,300	$9,300
Equity Value (2023E)	$81,300	$124,500	$102,900
Shares	408.7	408.7	408.7
Equity Value per Share	**$198.91**	**$304.60**	**$251.75**
PV of Equity Value per Share[(2)]	**$132.66**	**$203.15**	**$167.90**

(1)Management forecasts per Dell Technologies S4 dated October 19, 2018.
(2)Assumes 10% discount rate.

1. Based on IBM's October 29, 2018 offer price of $190 per share and 2020FY EBITDA consensus per Bloomberg.
2. Dell Technologies Proxy filing dated October 19, 2018.

DELL Technologies 17 ICAHN CAPITAL L.P.

ICAHN CAPITAL L.P. 18 • Through this transaction, Dell’s controlling shareholders are attempting to indirectly increase their economic ownership in VMware from 32% to 64% 1 . At the same time, by accepting this deal, DVMT shareholders’ interest in VMware will decline from 50% to 17%. • Dell will further gain access to VMW’s balance sheet, cash on hand, and ongoing free cash flow, all at an $11 billion discount. • Further, by increasing Dell’s ownership in VMware Michael Dell and Silver Lake are hoping to receive a higher blended multiple for the overall Dell business when they ultimately sell or go public. • Although this will indirectly benefit Michael Dell and Silver Lake, it is directly counter to their original promise of allowing DVMT shareholders to participate in the upside of VMware, a competitively advantaged, rapidly growing, high margin, capital - light business. For these reasons, Dell should pay a fair price consistent with the promises made and with the benefits they will receive. The Path Forward 1. Assumes maximum cash elections made by DVMT shareholders.

ICAHN CAPITAL L.P. 19 About Us CARL C. ICAHN • Famed Activist Investor and Proponent of Shareholder Rights • Five decades on Wall Street identifying poor corporate governance and effecting change in the boardroom • Responsible for creating hundreds of billions of dollars of shareholder value over the last 40+ years • Icahn Enterprises, Icahn’s main holding company, has returned over 1,500% since 2000 when the company began to fully embrace the activist strategy. A few representative investments: • Largest shareholder of Dell Technologies Tracking Stock • Owns approximately 9.3% of the outstanding shares • Successfully fought the initial take - private transaction of Dell in 2013, resulting in increased remuneration for all shareholders

ICAHN CAPITAL L.P. 20 The Special Meeting of Shareholders is scheduled to be held on December 11 . Your vote is important. Vote AGAINST the Michael Dell/Silver Lake buyout scheme today! If you have any questions, please contact: Vote AGAINST the Transaction Harkins Kovler, LLC Banks and Brokers Call: +1 (212) 468 - 5380 All Others Call Toll - Free: +1 (877) 339 - 3288 Email: dvmt@harkinskovler.com Icahn Capital LP Susan Gordon +1 (212) 702 - 4309